              COTT CORPORATION ANNOUNCES SECOND QUARTER RESULTS AND
                     SIGNIFICANT NEW COST REDUCTION PROGRAM

      - SECOND QUARTER EPS OF $0.11 AFTER CHARGES OF $0.09 PER SHARE FOR CEO CHANGE, STOCK OPTION EXPENSE AND UNUSUAL ITEMS

      -     KEY PRIORITIES SET FOR TOP-LINE GROWTH

                        (ALL INFORMATION IN U.S. DOLLARS)

TORONTO, JULY 27, 2006 -- Cott Corporation (NYSE:COT; TSX:BCB) today announced results for the second quarter ended July 1, 2006. Driven by strong international and concentrate sales, volume increased 12% in the second quarter of 2006, compared to the second quarter of 2005, to 363.6 million eight-ounce equivalent cases. Excluding the impact of the Macaw acquisition, organic volume was up 6% for the quarter compared to the second quarter of 2005.

Revenue increased 2% in the quarter to $502.0 million compared to $492.7 million in the second quarter of last year.

Gross margin as a percentage of revenue was 14.4% in the quarter compared to 16.4% in the second quarter of last year. Importantly, the gross margin percentage increased a full percentage point from 13.4% in the first quarter of 2006.

Net income for the quarter was $7.6 million or $0.11 per diluted share, compared to $25.0 million or $0.35 per diluted share in the second quarter of 2005. The decline in net income reflects pre-tax charges of $8.9 million, or $0.09 per diluted share after taxes, related to the Company's recent CEO change, the expensing of stock options (which the Company began recording this year) and charges related to unusual items.

"Our Q2 results reflect the challenges the Company is facing and the initial progress we are making on cost reduction and growth with key customers," commented Brent Willis, the Company's newly-appointed chief executive officer. "As we move forward, we will remake Cott into an aggressive, low-cost, and highly-disciplined company."

SECOND QUARTER

Revenue increased 2% in the quarter compared to the second quarter of 2005. However, excluding the impact of acquisitions and foreign exchange, second quarter revenue declined 5% when compared to the second quarter of 2005.

Revenue in the Company's North American segment declined 8% from the prior year's second quarter, primarily due to the previously disclosed structural change in an agreement with one of the Company's self-manufacturing customers. While Cott continues to supply this customer with filled beverages, a portion of the business is now in the form of concentrate sales, lowering total revenue but having minimal earnings impact. Additional factors impacting North American second quarter revenue were continued volume softness in the carbonated soft drink category and the Company's product rationalization actions.

U.K./Europe revenue in the quarter rose 60% when compared to the same quarter in 2005, due to strong base business as well as contributions resulting from the Macaw acquisition, which was completed in the third quarter of 2005. Excluding acquisitions and foreign exchange, U.K./Europe revenue was up 12%. Revenue for the International segment increased 21% in the quarter compared to the second quarter of 2005 on continued growth from both Royal Crown International (RCI) and Mexico.

Gross margin as a percentage of revenue was 14.4% in the quarter compared to 16.4% in the second quarter of last year, up from 13.4% in this year's first quarter. The decline in gross margin compared to the second quarter in 2005 was impacted by the $4.9 million benefit related to the settlement of a lawsuit against suppliers of high fructose corn syrup that was recognized in the second quarter of 2005. Gross margin was also impacted by increased capacity-related fixed costs in the second quarter of 2006, as compared to 2005. These factors were partially offset by a favorable product mix impact.

Selling, general and administrative expenses increased in the quarter, as compared to the second quarter of 2005, mainly due to charges for the recent change in the Company's CEO, increased incentive compensation provisions and stock option expense. Stock option expense was $1.9 million pre-tax, or $0.02 per diluted share after taxes. Cott began recording expenses for stock options in 2006 under the provisions of FAS 123(R).

Unusual item charges of $0.7 million on a pre-tax basis, or $0.01 per diluted share after taxes, were recorded in the quarter for severance and other costs related to the previously announced North American realignment as well as fees associated with the review of the Macaw acquisition by the U.K.'s Competition Commission. Operating income (EBIT) declined to $23.0 million from $44.7 million due to the factors outlined above. Interest expense increased $0.9 million in the quarter primarily due to the Macaw acquisition. The effective tax rate increased to 47%, reflecting higher non-deductible expenses and additional tax provisions due to changes in estimates.

FIRST HALF 2006

Volume increased 10% in the first half of 2006, compared to the first half of 2005, to 658.6 million eight-ounce equivalent cases, which includes the contribution from the Macaw acquisition. Organic volume was up 5% in the first half, compared to the first half of 2005.

Revenue in the first six months increased 1% to $896.2 million from $888.2 million in the first six months of the prior year. First half revenue was flat excluding the impact of foreign exchange but declined 5% from the first half of last year when the impact of both foreign exchange and acquisitions are excluded. Revenue in North America declined by 8% in the first half, compared to the first half of 2005, due to the same factors that impacted the second quarter. U.K./Europe revenue was up

56% for the first half of the year and was up 12% excluding the Macaw acquisition and foreign exchange, when compared to the first half of 2005. International revenue increased 18% over the first half of 2005, driven by continued strong revenue growth in both Royal Crown International and Mexico.

Gross margin as a percentage of revenue for the first half of the year was 13.9%, compared to 15.4% during the first half of last year. The 1.5 percentage point decline was due primarily to increased capacity-related fixed costs and the impact of the high fructose corn syrup settlement in 2005. These factors were partially offset by a positive product mix impact.

Selling, general and administrative expenses increased to $88.6 million from $72.4 million in the first half of 2005 due to CEO change charges, stock option expense, increased incentive provisions and the inclusion of Macaw.

Operating income (EBIT) declined to $30.7 million from $64.7 million in the first half of 2005 due to the factors outlined above and unusual items totalling $5.7 million.

Net income for the first half of 2006 declined to $5.5 million, or $0.08 per diluted share, compared to $33.3 million, or $0.46 per diluted share, in the first half of 2005. Year-to-date net income was impacted by after-tax charges of $0.17 per diluted share comprised of: costs related to the CEO change ($0.06 per share); unusual items ($0.06 per share) for severance and other costs related to the previously announced North American realignment and fees associated with the review of the Macaw acquisition by the U.K.'s Competition Commission; and, stock option expense ($0.05 per share).

NEW OVERARCHING COST REDUCTION PROGRAM

Cott also reported that it has initiated the most extensive ongoing cost reduction program in the Company's history, designed to transform business practices and support its goal of being the lowest cost producer in its segments.

The cost reduction program encompasses five areas of focus:

      1) Asset optimization, fixed cost reduction, and world-class efficiency

      2) Sub-Zero-Based Budgeting (SZBB)

      3) Selling, general and administrative (SG&A) expense optimization

      4) Centralized procurement

      5) SKU rationalization

These programs will be entrenched in Cott's policies and operating practices as permanent drivers of profitability and are expected to have a positive impact on the business in 2007 and beyond.

In SG&A optimization, Cott reported that it will have eliminated 77 positions by July 28, 2006, resulting in annualized savings of approximately $8 million with the full benefit beginning in 2007.

In the area of centralized procurement, Cott previously announced the successful implementation of a new demand planning system, the first phase of a total supply and inventory management solution supplied by Manugistics Inc., which is expected to deliver annualized savings of approximately $2.5 million when fully implemented. The previously announced transition of its North American transportation management to Transplace is expected to deliver approximately $2 million in annual savings beginning next year and a recently completed agreement with Ecolab to centralize procurement and management of global cleaning, sanitation and lubrication programs is expected to reduce overall costs by approximately $4 million over five years.

KEY PRIORITIES ESTABLISHED FOR TOP-LINE GROWTH

In addition to the cost reduction initiatives, Cott also described its model to drive the top-line by focusing on the most attractive sources of growth in customers, channels, geographies and beverage segments. The model encompasses:

      1)    Superior in-store execution

      2)    Penetration of new, high-margin beverage segments

      3)    Expansion to new, high-margin channels

      4) Expansion to new global customers and geographies with Cott and Royal Crown International

In the area of penetrating new, high-margin beverage segments, Cott is making progress expanding its portfolio of energy drinks with new flavors and packaging formats to new customers and channels in the U.K., Canada, and the U.S. In addition, Cott has recently developed a line of premium ready-to-drink single serve teas - a segment that boasts more than 25% growth year-over-year - and has gained authorizations from major North American customers. These teas, offered in 20-ounce PET bottles, and will begin shipping in the third quarter.

"I'm confident that Cott can lead the `premiumization' of the tea category with our new Orient Emporium Tea Co.(TM) brand, which includes exotic flavours such as Jasmine Sumana and Ooolong Jahini, in addition to the popular white and green teas," commented Willis.

In the area of geographic expansion, the new business in Brazil is on track and expected to expand further in that country through the balance of the year. Cott also reported that it has entered into arrangements with three bottlers in China to meet the future needs of key customers in one of the fastest growing CSD markets worldwide. Growth in other international locations continued at a robust pace in the first half with volume growth of 60% in the Philippines with the Company's RC(R) brand, and significant double-digit growth in other markets in Asia Pacific and the Middle East.

OUTLOOK

Cott continues to expect net income, excluding unusual items, stock-based compensation expense and charges related to the change in CEO, to be substantially lower in 2006 compared to 2005.

2006 charges for unusual items, including pre-tax impairment and restructuring charges are expected to be between $23 million and $43 million. This amount is part of the previously announced charges of $60 to $80 million. 2006 expenses for stock-based compensation are expected to be between $10 million and $12 million on a pre-tax basis.

The Company also indicated that, moving into 2007, it plans to provide longer term targets for volume growth, revenue enhancements, cost reductions and operating income (EBIT) growth with quarterly updates against these targets.

"Remaking Cott is not without its challenges," commented Willis. "As we go forward, we will have an unwavering focus on both cost reduction and growth to lead the Company from good to great. This will require disciplined execution, something that has not been a strength within the Company in the immediate past, but will be a key driver to result in superior, sustainable and profitable growth over time."

"The Board of Directors and I are very pleased with the action plans that Brent and his senior management team are leading," added Frank Weise, Chairman of Cott's Board of Directors. "We're confident that the challenges faced by the Company are now being aggressively tackled with the right initiatives, and measured accountabilities, and we're optimistic about Cott's future prospects."

SECOND QUARTER RESULTS CONFERENCE CALL

Cott Corporation will host a conference call today, Thursday, July 27 at approximately 9 AM ET to discuss second quarter financial results.

For those who wish to listen to the presentation, there is a listen-only, dial-in telephone line, which can be accessed as follows:

      North America: (800) 814-4857
      International: (416) 644-3417

WEBCAST

To access Cott's second quarter conference call with analysts over the Internet, please visit the Company's website at http://www.cott.com. Please log on 15 minutes early to register, download, and install any necessary audio/video software. For those who are unable to access the live broadcast, a replay will be available at Cott's website following these events until August 10, 2006.

ABOUT COTT CORPORATION

Cott Corporation is one of the world's largest non-alcoholic beverage companies and the world's largest retailer brand beverage supplier. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott(R), Royal Crown(R), Vintage(R), Vess(R) and So Clear(TM). Its products include carbonated soft drinks, sparkling and flavoured mineral waters, energy drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company's website is www.cott.com.

NON-GAAP MEASURE

For the second quarter ended July 1, 2006, the term EBIT consists of earnings excluding interest, income tax expense, other expenses and minority interest and is identical to Operating Income on the Consolidated Statement of Income.

SAFE HARBOR STATEMENTS

This press release contains forward-looking statements reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance such as those relating to the success of the Company's measures to reduce costs and increase sales and income, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company's filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company's ability to restore plant efficiencies and reduce logistics and other costs, adverse weather conditions, competitive activities by other beverage manufacturers, the Company's ability to develop new products that appeal to consumer tastes, the Company's ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers' continued commitment to their Company-supplied beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

(FINANCIAL TABLES IN EXHIBITS 1-5 ATTACHED)

COTT CONTACTS:

Media Relations
Kerry Morgan               Tel: (416) 203-5613

Investor Relations
Edmund O'Keeffe            Tel: (416) 203-5617

                                                                       EXHIBIT 1

COTT CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS OF US DOLLARS EXCEPT PER SHARE AMOUNTS, US GAAP)
UNAUDITED

                                                         FOR THE THREE MONTHS ENDED      FOR THE SIX MONTHS ENDED
                                                         ---------------------------    --------------------------
                                                         JULY 1, 2006   JULY 2, 2005    JULY 1, 2006   JULY 2, 2005
                                                         ------------   ------------    ------------   ------------
SALES                                                    $      502.0   $      492.7    $      896.2   $      888.2
Cost of sales                                                   429.7          412.0           771.2          751.5
                                                         ------------   ------------   -------------   ------------

GROSS PROFIT                                                     72.3           80.7           125.0          136.7

Selling, general and administrative expenses                     48.7           35.5            88.6           72.4
Loss (gain) on disposal of property, plant & equipment           (0.1)           0.5               -           (0.2)
Unusual items

    Restructuring                                                 0.2              -             1.8              -
    Asset impairments                                            (0.1)             -             1.3           (0.2)
    Other                                                         0.6              -             2.6              -
                                                         ------------   ------------   -------------   ------------

OPERATING INCOME                                                 23.0           44.7            30.7           64.7

Other income, net                                                   -           (0.6)           (0.2)             -
Interest expense, net                                             7.5            6.6            15.7           13.1
Minority interest                                                 1.1            1.4             2.1            2.3
                                                         ------------   ------------   -------------   ------------

INCOME BEFORE INCOME TAXES                                       14.4           37.3            13.1           49.3

Income tax expense                                                6.8           12.3             7.6           16.0
                                                         ------------   ------------   -------------   ------------

NET INCOME                                               $        7.6   $       25.0    $        5.5   $       33.3
                                                         ============   ============   =============   ============

VOLUME - 8 OZ EQUIVALENT CASES                                  363.6          326.0           658.6          598.3
       - FILLED BEVERAGE                                        250.6          249.7           450.5          453.3

NET INCOME PER COMMON SHARE

  Basic                                                  $       0.11   $       0.35    $       0.08   $       0.47
  Diluted                                                $       0.11   $       0.35    $       0.08   $       0.46

                                                                       EXHIBIT 2

COTT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN MILLIONS OF US DOLLARS, US GAAP)
UNAUDITED

                                                         FOR THE THREE MONTHS ENDED       FOR THE SIX MONTHS ENDED
                                                         ---------------------------    ---------------------------
                                                         JULY 1, 2006   JULY 2, 2005    JULY 1, 2006   JULY 2, 2005
                                                         ------------   ------------    ------------   ------------
OPERATING ACTIVITIES
   Net income                                            $        7.6   $       25.0    $        5.5   $       33.3
   Depreciation and amortization                                 19.1           15.9            38.4           32.7
   Amortization of financing fees                                 0.2            0.3             0.5            0.3
   Stock option expense                                           1.9              -             4.6              -
   Deferred income taxes                                          6.4            3.5             6.6            3.3
   Minority interest                                              1.1            1.4             2.1            2.3
   Loss (gain) on disposal of property, plant
    & equipment                                                  (0.1)           0.5               -           (0.2)
   Asset impairments                                             (0.1)             -             1.3           (0.2)
   Other non-cash items                                           0.2            0.3             0.5            0.9
   Net change in non-cash working capital                       (15.6)         (13.3)          (31.4)         (17.5)
                                                         ------------   ------------    ------------   ------------

   Cash provided by operating activities                         20.7           33.6            28.1           54.9
                                                         ------------   ------------    ------------   ------------
INVESTING ACTIVITIES

   Additions to property, plant and equipment                    (8.4)         (26.7)          (16.7)         (54.8)
   Proceeds from disposal of property, plant
    & equipment                                                   0.8            1.0             1.5            2.0
   Other investing activities                                    (3.3)          (2.6)           (5.7)          (4.1)
                                                         ------------   ------------    ------------   ------------

   Cash used in investing activities                            (10.9)         (28.3)          (20.9)         (56.9)
                                                         ------------   ------------    ------------   ------------
FINANCING ACTIVITIES

   Payments of long-term debt                                    (0.3)          (0.2)           (0.5)          (0.4)
   Short-term borrowings                                         (9.7)          (0.6)          (16.7)          (5.5)
   Distributions to subsidiary minority shareowner               (0.7)          (0.8)           (1.8)          (1.9)
   Issue of common shares                                           -            1.5               -            2.4
   Financing costs                                                  -           (0.5)              -           (2.6)
   Other financing activities                                       -           (0.1)           (0.1)          (0.2)
                                                         ------------   ------------    ------------   ------------

   Cash used in financing activities                            (10.7)          (0.7)          (19.1)          (8.2)
                                                         ------------   ------------    ------------   ------------
Effect of exchange rate changes on cash
                                                                 (0.1)          (0.1)              -           (0.5)
                                                         ------------   ------------    ------------   ------------

NET INCREASE (DECREASE) IN CASH                                  (1.0)           4.5           (11.9)         (10.7)

CASH, BEGINNING OF PERIOD                                        10.8           11.4            21.7           26.6
                                                         ------------   ------------    ------------   ------------

CASH, END OF PERIOD                                      $        9.8   $       15.9    $        9.8   $       15.9
                                                         ============   ============    ============   ============

                                                                       EXHIBIT 3

COTT CORPORATION
CONSOLIDATED BALANCE SHEETS
(IN MILLIONS OF US DOLLARS, US GAAP)

                                             UNAUDITED
                                           JULY 1, 2006   DECEMBER 31, 2005
                                           ------------   ------------------
ASSETS

CURRENT ASSETS
Cash                                       $        9.8   $             21.7
Accounts receivable                               239.6                191.1
Inventories                                       161.8                144.2
Prepaid and other expenses                         17.8                  9.5
Deferred income taxes                               8.1                  7.3
                                           ------------   ------------------

                                                  437.1                373.8

PROPERTY, PLANT AND EQUIPMENT                     385.4                394.2
GOODWILL                                          155.8                150.3
INTANGIBLES AND OTHER ASSETS                      256.4                260.4
DEFERRED INCOME TAXES                                 -                  0.4
                                           ------------   ------------------

                                           $    1,234.7   $          1,179.1
                                           ============   ==================

LIABILITIES AND SHAREOWNERS' EQUITY
CURRENT LIABILITIES

Short-term borrowings                      $      150.1   $            157.9
Current maturities of long-term debt                0.8                  0.8
Accounts payable and accrued liabilities          217.1                182.5
Deferred income taxes                                 -                  0.2
                                           ------------   ------------------

                                                  368.0                341.4

LONG-TERM DEBT                                    272.2                272.3
DEFERRED INCOME TAXES                              69.4                 61.0
                                           ------------   ------------------

                                                  709.6                674.7

MINORITY INTEREST                                  22.8                 22.5

SHAREOWNERS' EQUITY

Capital stock                                     273.0                273.0
Additional paid-in capital                         22.9                 18.4
Retained earnings                                 191.7                186.2
Accumulated other comprehensive income             14.7                  4.3
                                           ------------   ------------------

                                                  502.3                481.9
                                           ------------   ------------------

                                           $    1,234.7   $          1,179.1
                                           ============   ==================

COTT CORPORATION                                                       EXHIBIT 4
SEGMENT INFORMATION
(IN MILLIONS OF US DOLLARS, US GAAP)
UNAUDITED

                         FOR THE THREE MONTHS ENDED   FOR THE SIX MONTHS ENDED
                         --------------------------  --------------------------
                         JULY 1, 2006  JULY 2, 2005  JULY 1, 2006  JULY 2, 2005
                         ------------  ------------  ------------  ------------
SALES
North America              $  383.2      $  414.1      $  692.7      $  749.5
  UK & Europe                  92.9          57.9         158.2         101.5
  International                24.2          20.0          42.1          35.7
  Corporate                     1.7           0.7           3.2           1.5
                           --------      --------      --------      --------

                           $  502.0      $  492.7      $  896.2      $  888.2
                           ========      ========      ========      ========

OPERATING INCOME (LOSS)
  North America            $   27.6      $   41.9      $   40.1      $   61.0
  UK & Europe                   6.5           3.1           6.3           5.3
  International                 4.1           2.8           7.0           5.0
  Corporate                   (15.2)         (3.1)        (22.7)         (6.6)
                           --------      --------      --------      --------

                           $   23.0      $   44.7      $   30.7      $   64.7
                           ========      ========      ========      ========

COTT CORPORATION                                                       EXHIBIT 5
SUPPLEMENTARY INFORMATION - NON GAAP MEASURES
(IN MILLIONS OF US DOLLARS)
UNAUDITED

                                 FOR THE THREE MONTHS ENDED   FOR THE SIX MONTHS ENDED
                                 --------------------------  --------------------------
                                 JULY 1, 2006  JULY 2, 2005  JULY 1, 2006  JULY 2, 2005
                                 ------------  ------------  ------------  ------------
NET INCOME                         $    7.6      $   25.0      $    5.5      $   33.3

  Depreciation and amortization        19.1          15.9          38.4          32.7
  Interest expense, net                 7.5           6.6          15.7          13.1
  Income tax expense                    6.8          12.3           7.6          16.0
                                   --------      --------      --------      --------

EBITDA                             $   41.0      $   59.8      $   67.2      $   95.1
                                   ========      ========      ========      ========

                                 FOR THE THREE MONTHS ENDED   FOR THE SIX MONTHS ENDED
                                 --------------------------  --------------------------
                                 JULY 1, 2006  JULY 2, 2005  JULY 1, 2006  JULY 2, 2005
                                 ------------  ------------  ------------  ------------
NET INCOME                         $    7.6      $   25.0      $    5.5      $   33.3

  Other income, net                       -          (0.6)         (0.2)            -
  Interest expense, net                 7.5           6.6          15.7          13.1
  Minority interest                     1.1           1.4           2.1           2.3
  Income tax expense                    6.8          12.3           7.6          16.0
                                   --------      --------      --------      --------

EBIT                               $   23.0      $   44.7      $   30.7      $   64.7
                                   ========      ========      ========      ========

NON-GAAP MEASURE

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Cott uses operating income as its primary measure of performance and cash flow from operations as its primary measure of liquidity. Nevertheless, Cott presents EBITDA in its filings for several reasons. Cott uses multiples of EBITDA and discounted cash flows in determining the value of its operations. In addition, Cott uses "cash return on assets," a financial measure calculated by dividing Cott's annualized EBITDA by its aggregate operating assets, for the purposes of calculating performance-related bonus compensation for its management employees, because that measure reflects the ability of management to generate cash while preserving assets. Finally, Cott includes EBITDA in its filings because it believes that its current and potential investors use multiples of EBITDA to make investment decisions about Cott. Investors should not consider EBITDA an alternative to net income, nor to cash provided by operating activities, nor any other indicators of performance or liquidity which have been determined in accordance with U.S. or Canadian GAAP. Cott's method of calculating EBITDA may differ from the methods used by other companies and, accordingly, Cott's EBITDA may not be comparable to similarly titled measures used by other companies. Earnings before interest and income taxes (EBIT) is a widely-used non-GAAP financial measure of operating performance. The Company's management believes it is useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance. EBIT is calculated by adding back interest expense, income tax expense, other expenses and minority interest to net income and is identical to operating income on the Consolidated Statement of Income. EBIT should not be considered as a substitute for net income, an indicator for cash from operating activities, or any other indicator of performance or liquidity. In addition, because EBIT may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.